UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2013

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Stock Purchase Plan

On January 10, 2013, the Board of Directors of Walker & Dunlop, Inc. (the “Company”) and the Compensation Committee of the Board approved the Company’s Management Stock Purchase Plan, effective January 10, 2013. The Management Stock Purchase Plan is designed to provide incentives for eligible employees of the Company and its affiliates to purchase shares of the Company’s common stock and to provide compensation in the form of equity-based awards.

The Management Stock Purchase Plan is comprised of (i) the Company’s Management Deferred Stock Unit Purchase Plan (the “Purchase Plan”), and (ii) the Company’s Management Deferred Stock Unit Purchase Matching Program (the “Matching Program”). An employee of the Company or an affiliate of the Company is eligible to participate in the Management Stock Purchase Plan if the employee (a) is designated as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or (b) is a member of management or a highly compensated employee and is designated by the Company’s Chief Executive Officer as eligible to participate in the Purchase Plan.

The Purchase Plan

Under the Purchase Plan, eligible employees may voluntarily elect to purchase shares of the Company’s common stock with up to 75% of their annual incentive bonus on a specified date each calendar year (the “Election Date”). On the date that the annual incentive bonus is paid (the “Award Date”), the portion of the bonus that is deferred will be used to purchase deferred stock units at the fair market value of the Company’s common stock on such date.  The deferred stock units granted under the Purchase Plan are fully vested and non-forfeitable on the date of purchase. With respect to each deferred stock unit granted under the Purchase Plan, the Company will issue to the participant one share of the Company’s common stock on the date elected by the participant, which will be either (i) January 31 of the year immediately following the participant’s separation from the Company (the “Termination Date Election”); (ii) the first to occur of (A) March 15 of the third calendar year after the Award Date, and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Vesting Date Election”); or (iii) the first to occur of (A) January 31 of the fifth or tenth, as elected by the participant, calendar year after the Award Date, and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Deferred Distribution Date Election”).

In the event of a change in control of the Company, if the deferred stock units granted under the Purchase Plan are not assumed or continued, shares of the Company’s common stock underlying the deferred stock units granted under the Purchase Plan will be delivered immediately prior to the change in control.

The Company has reserved 530,000 shares of the Company’s common stock for issuance under the Purchase Plan, which is separate and distinct from the Company’s 2010 Equity Incentive Plan (the “2010 Plan”).

The Matching Program

Participants who purchase shares of the Company’s common stock under the Purchase Plan will automatically receive a stock unit award covering the Company’s common stock under the Matching Program (the “Matching Award”) on the Award Date. The number of shares of the Company’s common stock underlying the Matching Award will equal 50% of the deferred stock units that are purchased under the Purchase Plan, subject to specified limits. If a participant’s actual bonus is less than 51% of his or her target bonus under the applicable incentive arrangement with the Company, the participant will not receive a Matching Award on an Award Date.

The Matching Award will vest in full on March 15 of the third calendar year following the Award Date, subject to the participant’s continued service, or upon the participant’s termination due to death or disability, if earlier. If the participant made a Vesting Date Election under the Purchase Plan, the participant will receive the Matching Award in the form of restricted stock units. If the participant made a Termination Date Election or a Deferred Distribution Date Election under the Purchase Plan, the participant will receive the Matching Award in the form of deferred stock units. The Company will issue to the participant one share of the Company’s common stock for each restricted stock unit or deferred stock unit underlying a Matching Award on the date elected by the participant pursuant to his or her distribution date election under the Purchase Plan.

In the event of a change in control of the Company, if the Matching Awards are not assumed or continued, unvested shares of the Company’s common stock underlying the Matching Awards will vest in full if the participant’s employment continues from the Award Date through the effective date of the change in control and the vested shares underlying the Matching Award will be delivered immediately prior to the change in control. The Matching Program is established under the 2010 Plan, or any successor to the 2010 Plan. Matching Awards will be subject to the terms and conditions of the 2010 Plan.

The foregoing summary of the Management Stock Purchase Plan is qualified by reference to the copy of the Management Deferred Stock Unit Purchase Plan and Management Deferred Stock Unit Purchase Matching Program, filed respectively as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Management Deferred Stock Unit Purchase Plan
10.2	Management Deferred Stock Unit Purchase Matching Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2013	By:	/s/ Richard M. Lucas
		Name:	Richard M. Lucas
		Title:	Executive Vice President,
General Counsel & Secretary

EXHIBIT INDEX

(d)  Exhibits.

Exhibit Number	Description
10.1	Management Deferred Stock Unit Purchase Plan
10.2	Management Deferred Stock Unit Purchase Matching Program